UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 23, 2005

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Number)

1014 Vine Street

Cincinnati, OH 45201

(Address of principal executive offices)

Registrant’s telephone number: (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

1.01. Entry into a Material Definitive Agreement.

2005 Long-Term Incentive Plan

On June 23, 2005, Kroger’s shareholders approved the 2005 Long-Term Incentive Plan that was adopted by the Company’s Board of Directors on April 8, 2005, subject to shareholder approval.

The Kroger Co. 2005 Long-Term Incentive Plan is comprised of two separate programs under which grants and awards are made available to (i) employees of the Company not subject to Section 16(a) of the Securities Exchange Act of 1934 (the “Act”), and (ii) employees of the Company and members of the board of directors, who are subject to Section 16(a) of the Act. These programs are referred to as the Non-Insider Program and the Insider Program, respectively.

The Non-Insider Program will be administered by a committee of three officers of the Company selected by the Chief Executive Officer. The Insider Program will be administered by a committee of the Board of Directors meeting the disinterested administration standards of Rule 16b-3(d)(i) under the Act, which committee initially will be the Compensation Committee of the Board.

Awards and grants under the Non-Insider Program and the Insider Program are discretionary on the part of the committee. All employees of the Company, exclusive of those subject to Section 16(a) of the Act, may participate in the Non-Insider Program. All employees of the Company and members of the board of directors, who are subject to Section 16(a) of the Act, may participate in the Insider Program.

The Plan provides for five types of grants and awards; Nonstatutory Stock Options, Rights, Performance Units, Restricted Stock and Incentive Shares.

Shares Available Under the Plan

A total of 20,000,000 shares are available for issuance under the plan, of which a total of 8,000,000 shares, in the aggregate, may be awarded as restricted stock and incentive shares. The stock option committee may increase that amount above 8,000,000, provided that for each share in excess of 8,000,000, the number of shares in total that may be issued under the plan will be reduced by four. No more than 3,000,000 shares may be issued under the plan to any one participant.

Grants and Awards Under the Plan

Nonstatutory Stock Options are stock options that do not comply with the requirements of Section 422 of the Internal Revenue Code of 1986. The effect of such noncompliance is that the exercise of the option results in a taxable event to the grantee and permits the Company to take a deduction.

Rights permit the recipient to receive, without any payment to the Company, cash, shares or a combination thereof, upon exercise of the Right. The amount to be received is based on the increase in value of the common stock of the Company from the date of grant to the date of exercise. Rights may be granted in connection with a grant of Options, in which event the Rights are referred to as Related Rights.

Performance Units entitle the recipient to receive, without any payment to the Company, cash, shares or a combination thereof, based on the extent to which performance standards specified in the performance unit agreement are achieved over a period of time. These standards may be specific to a participant, store or division, or may be based on Company performance. The standards may be based on any objective goal. Performance Units may be granted in connection with a grant of Options, in which event the Performance Units are referred to as Related Performance Units.

Restricted Stock awards are shares of stock awarded at no cost to the recipient that are nontransferable and subject to forfeiture for the period of time specified in the restricted stock agreement or until achievement of specified performance or goals. The holder of restricted stock has all of the rights of a shareowner, subject to the restrictions on transferability and possible forfeiture.

Incentive Shares consist of awards pursuant to which shares of common stock will be issued at no cost to the grantee upon achievement of performance or other goals identified in the incentive share agreement.

The plan is set forth in Exhibit 4.2 of the Company’s Registration Statement on Form S-8 filed with the SEC on June 23, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

THE KROGER CO.

June 23, 2005	By:	/s/ Paul Heldman
Paul Heldman
Senior Vice President, Secretary and General Counsel